UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ X ]	Preliminary Information Statement
[__]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)
[__]	Definitive Information Statement

ADVANCED WIRELESS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required

[__] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[__] Fee paid previously with preliminary materials.

[__] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable

(2) Form, Schedule or Registration Statement No.: Not Applicable

(3) Filing Party: Not Applicable

(4) Date Filed: Not Applicable

ADVANCED WIRELESS SYSTEMS, INC.

4766 South Holladay Blvd.
Holladay, Utah 84117

NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS

WE ARE NOT ASKING YOU FOR YOUR VOTE AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about February ____, 2002 to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Advanced Wireless Systems, Inc. (the "Company"), is being furnished in connection with the calling of a special meeting of the shareholders for the purpose of authorizing a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

Date, time and Place of Meeting.

A special meeting of the shareholders of the Company will be held February ____, 2002 at 8:30 a.m. at the law office of Nathan W. Drage, P.C., which is located at 4766 South Holladay Blvd., Utah 84117, and the phone number at that address is (801) 273-9300.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be voted on by the shareholders at the special meeting.

Voting Securities and Principal Holders Thereof;

Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, February 21, 2002, there were approximately 38,566,858 shares of stock that the shareholders will be entitled to vote on. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                Amount and
                                                                        Position Nature of Percent
 Title of Name and Address of with Beneficial of
      Class Beneficial Owner                                      Company Ownership Class

Common         Paul Beatty               Pres./Dir.                 20,00,000              51.85

Management as a group (three)                                       20,000,000             51.85

2. Changes in Control.

The Company has entered into an agreement for the acquisition of all the assets of Transdatanet Corporation by the Company's subsidiary TDNC Nevada, Inc. As a result of the transaction, Transdatanet will become a wholly-owned subsidiary of the Company. Prior to the acquisition the Company will effect up to a 200 to 1 reverse split. Pursuant to the transaction and after the stock split, Transdatanet will be issued seventeen million two hundred thousand shares of the Company's common stock and they will become the controlling shareholders of the Company. Following closing of the acquisition, and a restructuring of the Company's debt through divesting itself of non-revenue producing assets and the issuance of approximately three million shares through debt conversions, the Company will have approximately 20,500,000 shares issued and outstanding. In connection with the transaction, the Company will change its name to Transdatanet International, Inc. and obtain a new trading symbol.

With 10 years of operating history, TransDataNet addresses the growing need of companies of all sizes to mobilize their business applications. It is one of the nation's leading suppliers of mobile technology software and services for the propane and refined petroleum (gasoline, diesel fuel, heating oil) sectors. TransDataNet's primary product, MoblCode, includes proprietary software and hardware that is combined in one fully integrated system designed to automate the delivery process for these industries. TransDataNet's approach has resulted in a rugged and richly featured onboard technology that automates and computerizes the preparation of all driver-generated delivery paperwork.

Matters to be Voted On

1. Reverse Split. During the second week of February the Company's stock is was quoted at about $.25 with little or no volume. Based upon current market conditions and NASDAQ listing requirements, and brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to reorganize its capital structure through, in part, effectuating a reverse split. The Board is seeking authority form the shareholders to effectuate a 200 to 1 reverse split.

Fractional shares will be rounded up to the nearest full share. As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

2. Change in the Name of the Company.

The shareholders will vote to give the Board of Directors authority to change the name of the Company to Transdatanet International, Inc., or other similar name to be selected by the Board at a later date.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter.

By Order of the Directors

/s/ Paul Beatty

Dated February __, 2002

THIS INFORMATION STATEMENT IS PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY. NO ACTION ON YOUR PART IS SOUGHT OR REQUIRED.